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                                                   P.O. Box 834
                                                   Valley Forge, PA  19482-0834
                                                   70 Valley Stream Parkway
                                                   Malvern, PA  19355

                News Release
                ---------------------------------------------------------------
Contacts:

Susan G. Gaffney      Veronica L. Rosa     Wendy L. Pinckney    Steven K. Eck
Investor Relations    Investor Relations   Media Relations      Media Relations
610-408-7292          610-408-7196         610-408-7297         610-408-7295
sgaffney@ikon.com     vrosa@ikon.com       wpinckney@ikon.com   seck@ikon.com


                       IKON SETTLES SHAREHOLDER LITIGATION


Valley Forge,  Pennsylvania - November 24, 1999 - IKON Office  Solutions  (NYSE:
IKN) announced that it has reached an agreement today to settle, subject to court approval, the securities class-action and derivative lawsuits brought by its shareholders. The litigation had contended that the Company had failed to make appropriate financial disclosures. The settlement does not reflect any admission of liability by the Company, and there has been no finding of any violation of federal securities laws.


In the settlement, IKON agreed to pay $111 million (which will result in a net amount of approximately $45 to $60 million, after tax). In addition to available insurance coverage, the Company will take a special one-time charge to reflect this payment and anticipates that the charge will be treated as a subsequent event for its fiscal year 1999. The Company has adequate sources of financing to fund the settlement and to continue to invest in its fiscal 2000 business plan.

In announcing the settlement, Richard Jalkut, non-executive Chairman of IKON's Board of Directors, said, "This settlement is in the best interests of the Company and all our shareholders. The Board reached that decision after weighing several factors, including the uncertainty and


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inherent risks of a jury trial, increasing litigation expenses, and the constant and significant diversion of the management team from its focus on sustaining progress and continuing to move this company ahead.

"We must put the issue firmly behind us. We have a new management team in place and have made substantial gains over the past year on important initiatives aimed at growing our business, increasing organizational disciplines, making IKON more profitable and building shareholder value."

James J. Forese, who became President and Chief Executive Officer in July of 1998 following the alleged wrongdoing, stated, "In the past year, we have made progress toward our goal of being a superior single-source provider of solutions for our customers' business needs. We have strengthened our senior management team, improved controls within the Company, established an ongoing cost-competitiveness and productivity program to reduce expense levels, and implemented a new national sales model to move us toward more disciplined management review and control - all of which are critical for a sales-oriented service company. There are positive signs that these initiatives are beginning to improve the quality of our business through increased sales productivity, increased placements of such focus products as digital and color, strong cash generation and continued demand for our service offerings. We have demonstrated our ability to improve our financial performance and increase our investments in IKON's long-term growth.

"In short, we have laid the foundation to generate revenue growth, and will continue to move aggressively to capitalize on our strong network of sales and service professionals and the breadth of office solutions they provide. It is obvious that we have come a long way in a relatively short time by focusing on discipline and execution, and we are totally committed to maintain this focus."

IKON Office Solutions (http://www.ikon.com) is one of the world's leading office technology companies providing customers with total office solutions from copier and printing systems, computer networking and digital document services to copy center management, hardware and software product interfaces and electronic file conversion. With fiscal 1999 revenues of more than $5.5 billion, IKON Office Solutions has more than 1,000 locations in the U.S., Canada, Mexico, the United Kingdom, France, Germany and Denmark.

















         This news release includes information which may constitute forward-looking statements within the meaning of the federal securities laws, including, but not limited to: statements concerning the impact of the settlement on IKON's business plan and future growth; and IKON's growth opportunities and productivity initiatives. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management's current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to, risks and uncertainties relating to conducting operations in a competitive environment and a changing industry; delays, difficulties, management transitions and employment issues associated with consolidation of, and/or changes in business operations; managing the integration of existing and acquired companies; risks and uncertainties associated with existing or future vendor relationships; and general economic conditions. Certain additional risks and uncertainties are set forth in IKON's 1998 Annual Report on Form 10-K/A filed with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON's current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.

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